CONTRACT

                                 OF REINSURANCE

                                     Between


                          SENTRY LIFE INSURANCE COMPANY

                         Stevens Point, Wisconsin 54481


                                       And


                    SECURITY LIFE OF DENVER INSURANCE COMPANY

                             Denver, Colorado 80203


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                             MONTHLY RENEWABLE TERM
                         AUTOMATIC REINSURANCE AGREEMENT


                                TABLE OF CONTENTS



Table of Contents

INTRODUCTION

1.  MRT Reinsurance.............................................     1

2.  Automatic Reinsurance Terms.................................     1
    a.       Retention..........................................     1
    b.       Automatic Acceptance Limits........................     1
    c.       In Force and Applied for Limits....................     1
    d.       Residence..........................................     1
    e.       Risks Reinsured....................................     1
    f.       Policies...........................................     1
    g.       Minimum Cession....................................     2

3.  Duration of Risk............................................     2

4.  Automatic Reinsurance Notice Procedure......................     2

5.  Facultative Reinsurance.....................................     2
    Minimum Retention Requirement...............................     2

6.  Facultative Reinsurance Procedure...........................     2
    a.       Application and Offer..............................     2
    b.       Reinsurance Cession................................     3

7.  Plans of Reinsurance........................................     3
    a.       Life Reinsurance...................................     3
    b.       Supplemental Benefits..............................     3
             (1)    Waiver of Premium...........................     3
             (2)    Accidental Death............................     3
             (3)    Guaranteed Insurability Benefit.............     4

8.  Reinsurance Premiums and Refunds............................     4
    a.       Life Reinsurance...................................     4
    b.       Waiver of Premium and Premium Payor Benefits.......     4
    c.       Accidental Death...................................     4
    d.       Guaranteed Insurability Benefit....................     5
    e.       Interim Insurance..................................     5
    f.       Flat Extra Premiums................................     5

9.  No Cash Values..............................................     5

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10. Tax Refund......................................................    5

11. Receipts .......................................................    5

12. Conventional Underwriting.......................................    6

13. Reserves for Reinsurance........................................    7

14. Suicide  .......................................................    7

15. Misstatement of Age or Sex......................................    7

16. Policy Changes..................................................    7
    a.       Notice.................................................    7
    b.       Increases..............................................    7
    c.       Reductions and Terminations............................    7
    d.       Other Policy Changes - Conversions, Exchanges, etc.....    8

17. Extended Term and Reduced Paid-Up Insurance.....................    8

18. Reinstatements..................................................    8
    a.       Reinstatement Procedure................................    8
    b.       Premium Adjustment.....................................    9

19. Claims   .......................................................   9
a.  Notice   ..........................................................9
b.  Consultation....................................................   9
c.  Proofs   ..........................................................9
d.  Premium Waiver Benefits.........................................   9
e.  Amount of Benefits..............................................   9
f.  Contest  .........................................................10

20. No Extra-Contractual Damages...........................           10

21. Increase in Retention..................................           11
    a.       General.......................................           11
    b.       New Business..................................           11
    c.       Recapture...........................................     11

22. Inspection...................................................     12

23. Accounting...................................................     12
    a.       Premium Due.........................................     12
    b.       Statements..........................................     12
    c.       Nonpayment and Termination..........................     12
    d.       Premium Adjustment..................................     13

24. Oversights...................................................     13

25. Arbitration..................................................     13

26. Insolvency...................................................     14



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27. Parties to Agreement........................................      15

28. Duration ...................................................      15

29. Premium Changes and Amendments..............................      15

30. Amendments..................................................      16

31. Medical Information Bureau..................................      16

32. Labels   ...................................................      16

33. Definitions.................................................      16
    a.       Age................................................      16
    b.       Automatic Reinsurance..............................      16
    c.       Cede...............................................      16
    d.       Facultative Reinsurance............................      16
    e.       Insurance..........................................      16
    f.       Life Insurance.....................................      16
    g.       Policy.............................................      16
    h.       Reinsurance........................................      17
    i.       Retention..........................................      17
    j.       Supplemental Benefits..............................      17

34. Effective Date..............................................      17

Schedule Table    ..............................................      Follows

                                    AUTOMATIC

                            MRT REINSURANCE AGREEMENT


                                  Introduction


         SENTRY LIFE INSURANCE COMPANY (hereinafter called "you, your"), whose address is 1800 North Point Drive, Stevens Point, Wisconsin 54481, desires to cede liability on certain portions of its life insurance business to SECURITY LIFE OF DENVER INSURANCE COMPANY (hereinafter called "we, us, our"), 1290 Broadway, Denver, Colorado 80203.

         We are agreeable to accepting the liability and reinsuring portions of your business upon the following terms and conditions.

                             MONTHLY RENEWABLE TERM

1. MRT Reinsurance. This agreement shall govern the ceding of automatic and facultative reinsurance to us on the Monthly Renewable Term Plan.

2. Automatic Reinsurance Terms. For automatic reinsurance, you agree to cede and we agree to accept that specifically stated portion of all contractual risks in excess of your retention as shown in Schedule A. All automatic reinsurance shall be subject to the following conditions and limits:

a. Retention. You shall retain and not otherwise reinsure an amount of insurance on the subject life equal to your retention shown in Schedule A.

b. Automatic Acceptance Limits. The amount reinsured shall not exceed the Automatic Acceptance Limits shown in Schedule C.

c. In Force and Applied for Limits. The total life insurance in force known to you in all companies plus the amount applied for in all companies on any one life shall not exceed the following limits:

      Issue Age Limits

         0-80                                $5,000,000
        Over 80                  No automatic reinsurance available

d. Residence. The insured must be a resident of the United States or Canada.

e. Risks Reinsured. The risks reinsurance must shall be limited to individually underwritten standard mortality class lives and substandard class lives rated not higher than 500% of standard mortality class lives according to your normal underwriting class.

f. Policies. Only the policies and supplemental benefits, described in Schedule C are automatically reinsured hereunder.

g. Minimum Cession. No cession shall be made for any benefits for which the amount of reinsurance is under $2,000.

3. Duration of Risk. Our proportionate contractual liability respecting any policy or receipt for which automatic reinsurance is provided under this Agreement shall commence and terminate with the commencement and termination of your liability under the policy or receipt.

4. Automatic Reinsurance Notice Procedure. After the policy has been paid for and delivered you shall include all relevant individual cession information in your next quarterly statement to us.

5. Facultative Reinsurance. For facultative reinsurance, we shall become liable only if and when you have accepted our offer for reinsurance based upon your application for such reinsurance. We shall not be liable for any pre-issue liability, such as on a receipt or cash with the application until you have actually accepted our offer. We reserve the right to decline, with or without reason, any application for facultative reinsurance.

         Minimum Retention Requirement. You shall retain the lesser of 20% of the amount of reinsurance for which you are applying or your retention required by this Agreement.

6.   Facultative Reinsurance Procedure.

     a. Application and Offer. When you desire to submit an application for a facultative offer from use, you will submit an Application for Reinsurance form, substantially the same as that shown in Schedule D, showing all life reinsurance and supplemental benefits applied for, together with copies of the original insurance application, medical examiner's reports, inspection reports, and all other papers and information bearing on the insurability of the risk. We shall promptly examine the materials and advise you of any offer for life reinsurance and supplemental benefits, if any, which we are willing to make. Such offer for life reinsurance will be at the rate set forth in Schedule B.

     b. Reinsurance Cession. To accept an offer for reinsurance made by us, within two weeks after the policy has been paid for and reported delivered, you shall mail to us a formal reinsurance cession, in duplicate, using the form "Notification of Reinsurance" shown in Schedule A.

7.   Plans of Reinsurance.

     a. Life Reinsurance. The reinsurance shall be on the Monthly Renewable Term plan for the net amount at risk. The "net amount at risk" is the difference between the amount of death proceeds less the total cash value less your retention as shown in Schedule A. Monthly renewable term reinsurance is renewed on each monthly premium due date by paying to us in advance a one month term premium, which is calculated by multiplication of the net amount at risk for that month times the premium rate shown in Schedule B.

     b. Supplemental Benefits. For reinsured supplemental benefits on the policy, the reinsurance shall be on the plan set forth below.

          1) Waiver of Premium. Waiver of policy premium benefits upon the insured's becoming disabled shall be for an amount not exceeding the corresponding life reinsurance on the policy. The reinsurance benefit shall be for the amount of premium waived under the policy times the face amount ceded to us divided by the face amount of the policy.

          2) Accidental Death. Accidental death benefits may be reinsured with or without a corresponding amount of life insurance but the accidental death benefits in force in all companies plus the amount applied for in all companies on any one life shall not exceed the following limit:


      Issue Age Limits

         0-60                                 $300,000
        Over 6                        No reinsurance available


          3) Guaranteed Insurability Benefit. If at the time of original issue a guaranteed insurability benefit listed in Schedule C is made part of the Policy which either is automatically reinsured hereunder or is eligible for automatic reinsurance hereunder (but for the fact that the original issue amount is not in excess of your retention), we will reinsure policies issued as a result of an exercise of this benefit if this agreement is still in force. You must retain the risk on the life in an amount equal to your retention shown in Schedule A or your then current retention, if greater. Policies reinsured under the facultative basis shall be governed by the terms of our offer.

8.   Reinsurance Premiums and Refunds.

     a. Life Reinsurance. The first month and monthly renewal premiums for life reinsurance ceded to us shall be as shown in Schedule A.

     b. Waiver of Premium and Premium Payor Benefits. First month and monthly renewal premiums for waiver of premium payor benefits shall be at the same rates charged by you on the amount reinsured hereunder less the following percentage of such premiums:

                                   First 12 months                     75%
                                   Thereafter                          10%

     c. Accidental Death. First month and monthly renewal premiums for accidental death benefits for death by accident shall be based on the appropriate occupational classifications at one-twelfth of the following annual rates for each $1,000 of reinsurance:

 Standard:       All Years                                     $.65
 Substandard:    Appropriate multiples thereof

     d. Guaranteed Insurability Benefit. Whenever this benefit is exercise, you shall pay the then current monthly renewal premiums which we charge for life reinsurance on each of the option exercise dates. A one-time, non-refundable premium shown in Schedule B also shall be paid with the first monthly premium each time this benefit is exercised.

     e. Interim Insurance. Premiums for reinsurance of interim insurance shall be determined by using the insured's attained age rate multiplied by the percentage shown in Schedule B for the second policy year for the fraction of a month covered.

     f. Flat Extra Premiums. If your policy is issued with a flat extra premium, the reinsurance premium from Schedule B shall be increased by the flat extra premium per thousand applied to the initial amount of reinsurance on the policy less the following percentages of the flat extra premium:

     Permanent extra premiums (for more than 5 years duration)

         First 12 months                               75%
         Thereafter                                    10%


      Temporary extra premiums (for 5 years or less duration)

       First 12 months                                None
       Thereafter                                      10%

9. No Cash Values. There are no cash values. We shall not participate in policy loans, automatic premium loans or other forms of indebtedness on business reinsured.

10. Tax Refund. You are solely responsible for state premium taxes. We shall not provide any reimbursement for state premium taxes.

11. Receipts. With respect to applications for policies eligible for automatic reinsurance, if no policy liability has commenced under the policy to which the application relates and you are liable for life insurance or supplemental benefits under a receipt given to a policy applicant or through the acceptance by you of an initial premium after the effective date of this Agreement, then we shall automatically reinsure such risks up to the Maximum Amount on one life. The "Maximum Amount" of receipt reinsurance benefits in all cases shall be the lesser of (a) the Automatic Acceptance Limits shown in Schedule C, or (b) an amount equal to the amount of insurance or supplemental contract benefits for which you are liable, less your retention, less any pro rata amount of reinsurance with other reinsurers in proportion to their respective amounts of reinsurance. The Maximum Amount shall apply only once on any given life no matter how many receipts were issued or initial premiums were accepted by you. You shall retain your retention according to Schedule A. If benefits are payable under the policy applied for, then no benefits shall be payable under this paragraph. Receipt reinsurance benefits respecting any receipt or acceptance of a premium for a policy or supplemental benefit upon a facultative basis and you have actually accepted our offer as set forth in paragraph 5 of this Agreement. Even if a court of law shall disregard any printed limitation in your receipt, under no circumstances shall we be liable for more than the Maximum Amount.

12. Conventional Underwriting. All the various rates and limits in this Agreement apply to insurance underwritten by you in a manner consistent with conventional underwriting practices of life insurance companies. Different rates and limits will be applicable to your business reinsured hereunder which is underwritten by you on a guaranteed issue basis, any form of simplified underwriting, or any form of unconventional nonmedical limits. You shall notify us in writing prior to commencement of any such reinsurance, and we will provide you with the applicable table of rates and limits.

13. Reserves for Reinsurance. Reserves for Monthly Renewable Term plans are zero.

14. Suicide. Where death of an insured by suicide under the policy results in a return of policy premiums rather than payment of the policy face value death benefits, then, in lieu of all other benefits hereunder, we shall refund to you the total reinsurance premiums paid respecting that policy less any allowances granted.

15. Misstatement of Age or Sex. If the age or sex of the insured was incorrectly stated, we shall receive a proportionate share of the increase or reduction of liabilities under the policy.

16.  Policy Changes.

     a. Notice. If any change is made in a policy of insurance which is reinsured hereunder, you will promptly notify us of the change in your next quarterly statement to us.

     b. Increases. Increases shall be handled the same as a new policy of insurance at the time of increase for the purpose of retention and for determining the automatic or facultative form of cession.

     c. Reductions and Terminations. If all or any part of the policy on which the reinsurance is based shall be reduced in amount or terminated, the amount of reinsurance shall be reduced by a like amount as of the date of such reduction or termination. These reductions of reinsurance shall be applied first to the reinsurance directly applicable to your policy which is reduced or terminated and thereafter shall be applied to other policies on the same life on a first-in first-out principle. If the reinsurance on any one policy has been ceded to more than one company, the reduction in each company's reinsurance shall be the total reduction in the amount reinsured divided by the total amount originally reinsured with all companies times the amount originally reinsured with each company unless otherwise agreed to by all parties concerned. Reinsurance shall immediately terminate whenever the life insurance reinsured hereunder is reduced to less than $2,000.

     d. Other Policy Changes - Conversions, Exchanges, etc. If a change in a reinsured policy results in the continuation of that policy, we will continue to reinsure the policy. For purposes of this Agreement, a policy continuation is the replacement of a policy issued earlier by you with a new policy or a change in an existing policy made or issued because of either of the following:

          (1) compliance with the terms of the original policy, such as conversion of a term policy; or

          (2) reliance on underwriting of the original policy. Unless the risk is underwritten as a new issue, reinsurance premiums will remain the same as those established for the original policy and will be based on the original issue age and the duration since issuance of the original policy.

17. Extended Term and Reduced Paid-Up Insurance. When a policy reinsured under this Agreement changes to extended term or reduced paid-up insurance, you shall notify us in your next quarterly statement to us of the new amount of reinsurance. Subsequent reinsurance premiums will be based on the original age, original policy duration, and original underwriting classification.

18.  Reinstatements.

     a. Reinstatement Procedure. If you reinstate a lapsed policy, which was ceded to us as automatic reinsurance, using your normal underwriting rules, our reinsurance shall automatically be reinstated. Reinstatement of a lapsed policy, which was ceded to us a facultative reinsurance, shall be handled the same as a new policy of insurance. You must submit an application for the reinstatement, and we will not be liable on such reinstatement until you have accepted our offer, if any. Any reinsurance for extended term or reduced paid-up insurance existing prior to the reinstatement shall terminate.

     b. Premium Adjustment. Reinsurance premiums for the interval during which the policy was lapsed will be paid to us on the same actuarial basis as was charged your policyowner for such reinstatement.

19.  Claims.

     a. Notice. You shall promptly notify us of all claims which you receive on policy benefits reinsured with us. Your contractual liability for claims shall be binding upon us.

     b. Consultation. You will consult with us before admitting or denying liability, or making settlement or compromise on any claim where you have not retained any portion of the risk on the reinsured policy under which the claim is made.

     c. Proofs. We shall promptly pay the reinsurance benefits to you after we receive proper claim proofs, all relevant information respecting the claim, and an itemized statement of the benefits paid by you.

     d. Premium Waiver Benefits. If you approve a premium waiver claim under a policy reinsured hereunder, we shall pay our reinsured share of each policy gross premium waived by you.

     e. Amount of Benefits. The maximum benefits payable to you under each policy reinsured on each risk shall be the amount specifically reinsured with us. The total reinsurance in all companies on a policy shall not exceed your total liability on such policy less your actual retention. The excess, if any, of the total reinsurance in all companies plus your actual retention over your policy liability shall first be applied to reduce all reinsurance on the policy. The deduction in reinsurance shall be shared among all the reinsurers in proportion to their respective amounts of reinsurance prior to the reduction.

     f. Contest. You shall promptly notify us of your intention to contest, compromise, or litigate any claim on a policy reinsured hereunder. In the event of contest, compromise, or litigation we shall share in the contest expenses. "Contest expenses" are interest payable, reasonable attorneys' fees, court costs and investigation expenses of the contest incurred prior to full settlement by us, and do not include salaries of your employees and officers or your normal claim administration costs. If your contest, compromise, or litigation results in a reduction in your liability, we shall share in the reduction in the proportion that our net liability bears to the sum of the net liability of all reinsurers on the date of the death of the insured.

20. No Extra-Contractual Damages. Extra-contractual damages include punitive and compensatory damages. For purposes of this provision, the following definitions shall apply: "Punitive Damages" are those damages awarded as a penalty, the amount of which is not governed or fixed by statute; and "Compensatory Damages" are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

     In no event shall we participate in punitive or compensatory damages which are awarded against you as a result of an act, omission or course of conduct committed solely by you or your Agent in connection with the insurance reinsured under this agreement. We and you recognize that circumstances may arise in which equity would require us, to the extent permitted by law, to share proportionately in certain assessed damages. Such circumstances are difficult to define in advance, but generally would be those situations in which we were an active party and directed the act, omission, or course of conduct which ultimately results in the assessment of punitive and/or compensatory damages. In such situations, we and you would share such damages so assessed in equitable proportions.

21.  Increase in Retention.

     a. General. The reinsurance under this Agreement shall be maintained in force without reduction as long as your originally issued policy remains in force, except as provided in this paragraph.

     b. New Business. If you increase your retention limits, you may at your option, upon written notice to us, increase your retention in Schedule A for purposes of this Agreement for reinsurance submitted thereafter.
          c. Recapture. If you increase your retention limits, you may, at your option, upon 90 days' written notice to us, apply the new limits of retention to the entire existing reinsurance and reduce reinsurance in force subject to all of the following:

          (1) All reductions must occur on the next premium anniversary of each cession affected, but to be eligible for reduction, a policy must have been reinsured for the minimum number of years shown in Schedule C. For any policy reinsured less than the required number of years at the time of the increase in retention limits, the reduction shall occur on the policy anniversary when the required minimum is attained.

          (2) The reinsurance shall be reduced by the amount necessary to increase to total insurance retained by you to your new retention limits.

          (3) If more than one policy on one life is eligible for recapture, recapture will be in chronological order according to policy issue date.

          (4) No reduction shall be made in reinsurance respecting policies on which you did not retain the maximum retention for the plan, age and mortality rating at the time of the original cession.

          (5) If there is reinsurance in other companies eligible for recapture on any one policy reinsured hereunder, the reduction in our reinsurance on that policy shall not exceed the proportion of the total reduction which the reinsurance hereunder bears to the total reinsurance in all companies on that policy eligible for recapture.

          (6) Partial recapture shall be on a basis which does not result in any anti-selection against us as we in our discretion shall determine.

22. Inspection. You will, upon our request, promptly provide us with copies of all policy forms, riders, applications, other forms, underwriting rules and rate books respecting all policies reinsured hereunder. You will promptly advise us of any changes in the preceding items. We or our representatives shall have the right at any reasonable time to inspect all books, records, papers, files and other matters respecting the reinsurance under this Agreement.

23.  Accounting.

     a. Premium Due. Reinsurance premiums for each reinsurance cession, regardless of the premium payment mode in your policy, are due monthly, in advance, on the monthly policy premium due date. You shall pay us the amount owing with your next statement to us.

     b. Statements. You shall submit to us quarterly an itemized statement showing premiums owing to us for the previous calendar quarter, less any credits and refunds owing to you.

     c. Nonpayment and Termination. If you fail to pay the reinsurance premiums and fees within 30 days after the end of a calendar quarter, as required hereunder by Paragraph 22, Accounting, the premiums shall be in default, unless it is determined the nonpayment is due to an oversight as defined herein in Paragraph 23, Oversights. If it can be mutually determined that nonpayment of premiums due is the result of reasons other than inadvertence or misunderstanding, we shall terminate our liability on the 30th day after the quarter end for those risks for which no premium has been paid.

          Upon mutual agreement between you and us, within 60 days after the termination date, the terminated risks may be reinstated as of the original premium due date with the full payment of defaulted premiums. Claims incurred by you during the period of default shall be honored by us.

          If both parties do not agree to reinstate the defaulted cessions as of the original premium due date, the parties may agree to reinstate at any date within 60 days after the termination date for said cessions. Our liability for any claims shall begin as of the reinstatement effective date and premium shall commence to be paid as of such date.

          If mutual agreement cannot be reached by you and us on the reinstatement of terminated risks, the arbitration provision herein may be invoked by either party at their discretion.

     d. Premium Adjustment. No overpayment of a reinsurance premium or acceptance thereof by us shall constitute or create a reinsurance liability or result in any additional reinsurance. We will be liable only for a credit to you of the overpayment. A refund of premium less your percentage allowance, without interest, shall be allowed on a pro rata basis from the date of policy termination to the date to which a reinsurance premium has been paid.

24. Oversights. If any party fails to pay any amount owing within the specified time or fails to comply with any other term of this Agreement through inadvertence or misunderstanding, the parties will be restored to the positions they would have occupied had no such inadvertence or misunderstanding occurred.

25. Arbitration. All disputes and differences between the parties to this Agreement upon which an amicable understanding cannot be reached are to be decided by arbitration under this paragraph and not through the judicial process and Arbitrators shall regard this Agreement from the standpoint of practical business and equity principles rather than from that of strict law.

     The court of arbitrators which is to be held in the City of Denver, Colorado, shall consist of three arbitrators who must be officers of life insurance companies or life reinsurance companies other than the parties to this Agreement. One of the arbitrators is to be appointed by you, the second by us, and the third is to be selected by these two representatives before the beginning of the arbitration. Should one of the parties decline to appoint an arbitrator or should the two arbitrators not be able to agree upon the choice of a third, then the appointment shall be left to the President of the American Council of Life Insurance or its successor.
     The arbitrators are not bound by any rules of evidence. They shall decide by a majority of votes, and from their written decision there can be no appeal. The cost of arbitration, including the fees of the arbitrators, shall be borne by the losing party unless the arbitrators shall decide otherwise.

     The arbitration hearing shall be concluded within five days unless otherwise ordered by the arbitrators and the award thereon shall be made within ten days after the close of the submission of evidence. An award rendered by the arbitrators appointed pursuant to this Agreement shall be final and binding upon all parties to the proceeding, and judgment on such award may be entered by either party in any court, state or federal, having jurisdiction.

26. Insolvency. In the event of your insolvency, our liability for death or premium waiver claims on policies reinsured hereunder shall continue to be determined by all of the terms, conditions, and limitations under this Agreement, but we will make settlement (1) directly to your liquidator, receiver or statutory successor, and (2) without diminution because of your insolvency. The liquidator , receiver or statutory successor of the insolvent company shall give us written notice of the pendency of a death or premium waiver claim against the insolvent company on the policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such death or premium waiver claim we may investigate such claim and interpose in your name (or that of your liquidator, receiver or statutory successor), but at our own expense, in the proceeding where such claim is to be ajudicated, any defense or defenses which we may deem available to you or your liquidator, receiver or statutory successor. The expense thus incurred by us shall be chargeable, subject to court approval, against you as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to you solely as a result of the defense undertaken by us. When two or more reinsurers are involved in the same death or premium waiver claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expenses shall be apportioned in accordance with the terms of the reinsurance agreements the same as though such expense had been incurred by you.

27. Parties to Agreement. This Agreement is solely between you and us. Reinsurance hereunder shall not create any right or legal relation between us and any insured, policyowner, beneficiary, assignee or other person. You shall not make us a party to any litigation between you and any other party.

28. Duration. This Agreement is effective for policies issued by you and reinsured by us on and after the effective date of this Agreement and shall continue indefinitely. You shall maintain and continue the reinsurance provided in this Agreement as long as the policy to which it relates is in force. This Agreement shall terminate without cause as to the acceptance of new cessions after ninety (90) days' written notice by either party to the other. Termination provided in this paragraph shall not affect existing reinsurance in force hereunder, which reinsurance shall continue in force until termination or expiration of the policies issued by you in accordance with the terms and conditions of this Agreement.

29. Premium Changes and Amendments. The first month and monthly renewal reinsurance premium rates are not guaranteed and may be changed from time to time. Thirty (30) days prior notice of any change shall be given in writing and any such change shall apply to subsequent reinsurance premium.

30. Amendments. This Agreement shall be amended only by written agreement of the parties.

31. Medical Information Bureau. You agree to adhere strictly to the Medical Information Bureau Rules, as amended from time to time. You understand and agree that we are required to strictly adhere to the Medical Information Bureau Rules. You shall not submit a preliminary notice, application for reinsurance or reinsurance cession to us unless you have in your home office a bona fide signed preliminary or regular application for insurance, along with the current required Medical Information Bureau authorization.

32. Labels. Pragraph labels are not part of this Agreement and shall not affect the terms hereof.

33.  Definitions.

     a.   Age. See Schedule C.

     b. Automatic Reinsurance. Reinsurance respecting your policies which you are obligated to cede exclusively to us and we are obligated to reinsure according to the continuing offer to reinsure from us under this Agreement.

     c. Cede. The act of effecting reinsurance on an individual policy under this Agreement.

     d. Facultative Reinsurance. Reinsurance respecting a specific policy which is actually negotiated, and is contracted for through an application from you to us, an offer from us, and acceptance by you.

     e.   Insurance. The indemnification for loss provided in your policy.

     f. Life Insurance. Insurance provided under your basic policy for loss of life, not including supplemental benefits.

     g. Policy. A contract other than a receipt, separate and distinct from this Agreement, whereby you as insurer agree to be liable in the event of the death of your insured for the amount stated therein; which contract is only between you and a third party, and we are not a party thereto. The contract may have supplemental benefits.

     h. Reinsurance. The indemnification provided by this Agreement whereby you are indemnified against liability actually incurred by you arising under a policy.

     i. Retention. That portion of the policy indemnity for loss to which you directly expose yourselves and do not in any way reinsure.

     j. Supplemental Benefits. The benefits described in paragraph 7.b. which are additional benefits attached to or a part of a life insurance policy.

34. Effective Date. The Effective Date of this Agreement is May 1, 1987, and, unless specifically stated on Schedule C, shall include only those policies issued on or after such date.

SENTRY LIFE INSURANCE COMPANY      SECURITY LIFE OF DENVER INSURANCE COMPANY

By   s/                           By   s/
  -----------------------------      -------------------------

Title   President                 Title  2nd VP - Reinsurance
     --------------------------         ----------------------

Date    7/13/88                   Date      July 1, 1988
    ---------------------------        -----------------------